STOCK OPTION AGREEMENT


           This STOCK OPTION AGREEMENT dated as of February 17, 2000 is by and between CHAMPION INTERNATIONAL CORPORATION, a New York corporation (the "Company"), and UPM-KYMMENE CORPORATION, a corporation organized under the laws of the Republic of Finland ("Grantee").

                                  RECITALS

           WHEREAS, Grantee, the Company and Blue Acquisition, Inc. ("Merger Sub") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, a merger (the "Merger") of Merger Sub with and into the Company; and

           WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that the Company agree, and the Company has agreed, to grant Grantee the Option (as defined below).

           NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Company and Grantee agree as follows:

           1. Capitalized Terms. Certain capitalized terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings therein ascribed. Those capitalized terms used but not defined herein (including in Annex A hereto) that are defined in the Merger Agreement are used herein with the same meanings as ascribed to them therein; provided, however, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

           2.   The Option.

           (a) Grant of Option. Subject to the terms and conditions set forth herein, the Company hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 19,219,034 shares (as adjusted as set forth herein) (the "Option Shares") of common stock, par value $.50 per share (the "Shares"), of the Company (being 19.9% of the number of shares outstanding on February 17, 2000 before such issuance), at a purchase price per share equal to the Exercise Price (as defined below).

           (b) Exercise Price. The exercise price, as adjusted as set forth herein (the "Exercise Price"), of the Option shall be $66.00 per Option Share.

           (c) Term. The Option shall be exercisable at any time and from time to time following the occurrence of an Exercise Event and shall remain in full force and effect until the earliest to occur of (i) the Effective Time, (ii) six months after the first occurrence of an Exercise Event (or if, at the expiration of such six months after the first occurrence of an Exercise Event, the Option cannot be exercised by reason of any applicable Order, Law or Regulation, 10 business days after such impediment to exercise shall have been removed, but in no event under this clause (ii) later than the first anniversary of the Exercise Event), (iii) termination of the Merger Agreement in accordance with its terms other than a termination with respect to which an Exercise Event shall occur and (iv) the date on which Grantee shall have received the Profit Cap pursuant to
 Section 7 (the "Option Term"). If the Option is not theretofore exercised, the rights and obligations set forth in this Agreement shall terminate at the expiration of the Option Term. "Exercise Event" shall mean any of the events giving rise to the obligation of the Company to pay the Termination Fee under Section 9.3 of the Merger Agreement.

           (d)  Exercise of Option.

           (i) Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of an Exercise Event during the Option Term. Notwithstanding the expiration of the Option Term, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option Term.

           (ii) If Grantee wishes to exercise the Option, it shall send a written notice (an "Exercise Notice") (the date of which being herein referred to as the "Notice Date") to the Company specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and a date (the "Closing Date") not earlier than three Business Days nor later than 15 Business Days from the Notice Date for the closing of the purchase and sale pursuant to the Option (the "Closing"); provided that such closing shall be held only if (A) such purchase would not otherwise violate or cause the violation of applicable Law (including the Hart-Scott-Rodino Antitrust Improvements Act of 1976), (B) no Law or Regulation shall have been adopted or promulgated, and no Order shall be in effect, which prohibits delivery of such Option Shares (and the parties shall use their reasonable best efforts to have any such Order vacated or reversed), and (C) any prior notification to or approval of any other regulatory authority in the United States or elsewhere required in connection with such purchase shall have been made or obtained, other than those which if not made or obtained would not reasonably be expected to result in a significant detriment to the Company and its Subsidiaries taken as a whole.

           (iii) If the Closing cannot be effected by reason of a restriction set forth in Clause (A), (B) or (C) of the proviso in Section 2(d)(ii), the Closing Date shall be extended to the tenth Business Day following the expiration or termination of such restriction. Without limiting the foregoing, if prior notification to, or Authorization of, any Governmental Entity is required in connection with the purchase of such Option Shares by virtue of the application of such Law, Regulation or Order, Grantee and, if applicable, the Company shall promptly file the required notice or application for Authorization and Grantee, with the cooperation of the Company, shall expeditiously process the same.

           (iv) Notwithstanding Section 2(d)(iii), if the Closing Date shall not have occurred within twelve months after the first occurrence of an Exercise Event as a result of one or more restrictions imposed by the application of any Law, Regulation or Order, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

           (e)  Payment and Delivery of Certificates.

           (i) At each Closing, Grantee shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased on such Closing Date.

           (ii) At each Closing, simultaneously with the delivery of immediately available funds as provided above, the Company shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, and Grantee shall deliver to the Company its written agreement that Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable Law or the provisions of this Agreement.

           (f) Certificates. Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

           THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 17, 2000. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

 It is understood and agreed that (i) a new certificate or certificates evidencing the same number of Shares will be issued to Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend, insofar as it applies to the Securities Act, if Grantee shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

           (g) If at the time of issuance of any Shares pursuant to any exercise of the Option, the Company shall have issued any share purchase rights or similar securities to holders of Shares, then each Option Share purchased pursuant to the Option shall also include rights with terms substantially the same as and at least as favorable to Grantee as those issued to other holders of Shares.

           3.   Adjustment Upon Changes in Capitalization, Etc.

           (a) In the event of any change in the Shares by reason of stock dividend, stock split, split-up, combination, reclassification, recapitalization, exchange of shares, dividend, dividend payable in any other securities or similar event, the type and number of Shares or securities subject to the Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Grantee would have received in respect of the Shares if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

           (b) If any additional Shares are issued after the date of this Agreement (other than pursuant to an event described in Section 3(a) above), the number of Shares then remaining subject to the Option shall be adjusted so that, after such issuance of additional Shares, such number of Shares then remaining subject to the Option, together with shares theretofore issued pursuant to the Option, equals 19.9% of the number of Shares then issued and outstanding. In no event shall the number of Option Shares exceed 19.9% of the number of Shares issued and outstanding at the time of exercise (without giving effect to the issuance of any Shares subject to or issued pursuant to the Option).

           (c) To the extent any of the provisions of this Agreement apply to the Exercise Price, they shall be deemed to refer to the Exercise Price as adjusted pursuant to this Section 3.

           (d) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Option is adjusted as provided in this Section 3, the Exercise Price per Option Share shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

           (e) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that the Company enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and the Company will not be the continuing or surviving corporation in such consolidation or merger,
 (ii) to permit any Person, other than Grantee or one of its Subsidiaries, to merge into the Company and the Company will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Option Shares had the Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable. The Company shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

           4. Purchase Not For Distribution. Grantee hereby represents and warrants to the Company that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

           5.   Repurchase at the Option of Grantee.

           (a) At the request of Grantee made at any time and from time to time after the occurrence of an Exercise Event and prior to 120 days after the expiration of the Option Term (the "Put Period"), the Company (or any successor thereto) shall, at the election of Grantee (the "Put Right"), repurchase from Grantee (i) that portion of the Option relating to all or any part of the Unexercised Option Shares (or as to which the Option has been exercised but the Closing has not occurred) and (ii) all or any portion of the Shares purchased by Grantee pursuant hereto and with respect to which Grantee then has ownership. The date on which Grantee exercises its rights under this Section 5 is referred to as the "Put Date." Such repurchase shall be at an aggregate price (the "Put Consideration") equal to the sum of:

           (i) the aggregate Exercise Price paid by Grantee for any Option Shares which Grantee owns and as to which Grantee is exercising the Put Right;

           (ii) the excess, if any, of the Applicable Price for a Share over the Exercise Price paid by Grantee for each Option Share as to which Grantee is exercising the Put Right multiplied by the number of such shares; and

           (iii) the excess, if any, of (x) the Applicable Price for a Share over (y) the Exercise Price multiplied by the number of Unexercised Option Shares as to which Grantee is exercising the Put Right. Upon exercise of its right pursuant to this Section 5(a) and the receipt by Grantee of the Put Consideration, the obligation of the Company to deliver Option Shares pursuant to Section 3 shall be terminated with respect to the number of Option Shares for which the Company shall have elected to be paid the Put Consideration.

           (b) If Grantee exercises its rights under this Section 5, the Company shall, within five Business Days after the Put Date, pay the Put Consideration in immediately available funds to an account specified by Grantee, and Grantee shall promptly thereupon surrender to the Company the Option or portion of the Option and the certificates evidencing the Shares purchased thereunder.

           (c) If the Option has been exercised, in whole or in part, as to any Option Shares subject to the Put Right but the Closing thereunder has not occurred, the payment of the Put Consideration shall, to that extent, render such exercise null and void.

           (d) Notwithstanding any provision to the contrary in this Agreement Grantee may not exercise its rights pursuant to this Section 5 in a manner that would result in Total Profit of more than the Profit Cap; provided, however, that nothing in this sentence shall limit Grantee's ability to exercise the Option in accordance with its terms.

           6.   Registration Rights.

           (a) The Company shall, if requested by Grantee at any time and from time to time during the Registration Period, as expeditiously as practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is required in order to permit the offering, sale and delivery of any or all Shares or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period not in excess of 90 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. For purposes of determining whether two requests have been made under this Section 6, only requests relating to a registration statement that has become effective under the Securities Act shall be counted. The Registration Expense shall be for the account of the Company.

           (b) Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. Grantee shall choose the managing underwriter in any registration contemplated by this Section 6. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Shares for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this Section 6, allow Grantee the right to participate in such registration provided that Grantee participates in the underwriting; provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of Shares requested to be included in such registration exceeds the number that can be sold in such offering without adversely affecting the Offering Price, the Company shall, after fully including therein all securities to be sold by the Company, include the shares requested to be included therein by Grantee pro rata (based on the number of Shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company.

           (c) In connection with any offering, sale and delivery of Shares pursuant to a registration statement effected pursuant to this Section 6, the Company and Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution and, with respect to an underwritten offering, enter into an underwriting agreement and other documents in form and substance customary for transactions of such type.

           7.   Profit Limitation.

           (a) Notwithstanding any other provision of this Agreement in no event shall Grantee's Total Profit exceed the Profit Cap and, if it otherwise would exceed such amount, Grantee, at its sole election, shall either (i) deliver to the Company for cancellation Shares (or other securities into which such Option Shares are converted or exchanged) previously purchased by Grantee, (ii) pay cash or other consideration to the Company, (iii) reduce the number of Shares subject to the Option or
 (iv) undertake any combination thereof, so that Grantee's Total Profit shall not exceed the Profit Cap after taking into account the foregoing actions.

           (b) Notwithstanding any other provision of this Agreement, this Stock Option may not be exercised for a number of Option Shares that would, as of any Notice Date, result in a Notional Total Profit of more than the Profit Cap, and, if exercise of the Option otherwise would exceed the Profit Cap, Grantee, at its sole option, may (in addition to the actions specified in Section 7(a)) (i) reduce the number of Option Shares subject to the Option or (ii) increase the Exercise Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Cap; provided, however, that nothing in this sentence shall restrict any exercise of the Option otherwise permitted by this Section 7(b) on any subsequent date at the Exercise Price set forth in
 Section 2(b) if such exercise would not then be restricted under this
 Section 7(b).

           (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve the Company's obligation to pay, any Termination Fee provided for in Section 9.3 of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed the Profit Cap following receipt of such payment, Grantee shall be obligated to promptly comply with the terms of Section 7(a).

           (d) For purposes of Section 7(a) and clause (ii) of the definition of Total Profit, the value of any Option Shares delivered by Grantee to the Company shall be the Applicable Price of such Option Shares.

           8. Additional Covenants of the Company. (a) If the Shares or any other securities then subject to the Option are then listed on the NYSE, the Company, upon the occurrence of an Exercise Event, will promptly file an application to list on the NYSE the Shares or other securities then subject to the Option and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.


           (b) The Company will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to permit the exercise of the Option in accordance with the terms and conditions hereof, as soon as practicable after the date hereof, including making any appropriate filing pursuant to the HSR Act and any other applicable law, supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable law, and taking all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

           (c) The Company agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by it.

           (d) The Company shall take all such steps as may be required to cause any acquisitions or dispositions by Grantee (or any affiliate who may become subject to the reporting requirements of Section 16(a) of the Exchange Act) of any Shares acquired in connection with this Agreement (through conversion or exercise of the Option or otherwise) to be exempt under Rule 16b-3 promulgated under the Exchange Act.

           (e) Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

           9.  Miscellaneous.

           (a) Expenses. Except as otherwise provided in the Merger Agreement or as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

           (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

           (c) Entire Agreement; No Third Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

           (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

           (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

           (f) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

           (g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

           If to the Company to:

                Champion International Corporation
                One Champion Plaza
                Stamford, Connecticut 06921
                Telecopy:  (203) 358-6562
                Attention: General Counsel

           with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                Four Times Square
                New York, New York 10036
                Telecopy:  (212) 735-2000
                Attention: Blaine V. Fogg, Esq.
                           Joseph A. Coco, Esq.

           If to Grantee to:

                UPM-Kymmene Corporation
                Etelaesplanadi 2
                P.O. Box 380
                FIN-00101 Helsinki
                Telecopy:  011-358-204-150-304
                Attention: Reko Aalto-Setala

      with a copy to:

                White & Case LLP
                1155 Avenue of the Americas
                New York, New York 10036
                Telecopy: (212) 354-8113
                Attention: Timothy B. Goodell, Esq.

           (h) Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single document.

           (i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be sold, assigned or otherwise disposed of or transferred by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned Subsidiary of Grantee; provided, however, that no such assignment shall have the effect of releasing Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

           (j) Further Assurances. In the event of any exercise of the Option by Grantee, the Company and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

           (k) Specific Performance. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.


           IN WITNESS WHEREOF, the Company and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


                          CHAMPION INTERNATIONAL
                          CORPORATION


                          By:  /s/ Richard E. Olson
                             ------------------------------------
                             Name:  Richard E. Olson
                             Title: Chairman and Chief Executive
                                    Officer


                          UPM-KYMMENE CORPORATION


                          By:  /s/ Juha Niemela
                             ------------------------------------
                             Name:  Juha Niemela
                             Title: President and Chief Executive
                                    Officer


                          By  /s/ Reko Aalto-Setala
                             ------------------------------------
                             Name:  Reko Aalto-Setala
                             Title: General Counsel



                                                                    ANNEX A

                         SCHEDULE OF DEFINED TERMS

           The following terms when used in the Stock Option Agreement shall have the meanings set forth below unless the context shall otherwise require:

           "Agreement" shall mean this Stock Option Agreement.

           "Applicable Price", as of any date, means the highest of (i) the highest purchase price per Share paid or proposed to be paid by any third Person for Shares pursuant to any Takeover Proposal for or with the Company made on or prior to such date, and (ii) the Current Market Price. If the consideration to be offered, paid or received pursuant to the foregoing clause (i) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm jointly selected by Grantee and the Company.

           "Authorization" shall mean any and all permits, licenses, authorizations, orders certificates, registrations or other approvals granted by any Governmental Entity.

           "Beneficial Ownership," "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

           "Business Day" shall mean a day other than Saturday, Sunday or a federal holiday in the United States or in Finland.

           "Closing" shall have the meaning ascribed to such term in Section 2 herein.

           "Closing Date" shall have the meaning ascribed to such term in
 Section 2 herein.

           "Current Market Price" shall mean, as of any date, the average of the closing prices (or, if such securities should not trade on any trading day, the average of the bid and asked prices therefor on such day) of the Shares as reported on the New York Stock Exchange Composite Tape during the ten consecutive trading days ending on (and including) the trading day immediately prior to such date or, if the Shares are not quoted thereon, on The Nasdaq Stock Market or, if the Shares are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange
 Act) on which such shares are traded as reported by a recognized source during such ten trading day period.

           "Exercise Event" shall have the meaning ascribed to such term in
 Section 2(c).

           "Exercise Notice" shall have the meaning ascribed to such term in
 Section 2(d) herein.

           "Exercise Price" shall have the meaning ascribed to such term in
 Section 2 herein.

           "Governmental Entity" shall mean any federal, state or foreign governmental or regulatory agency, body or authority.

           "Law" shall mean all laws, statutes and ordinances of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Governmental Entities having the effect of law in each such jurisdiction.

           "Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give financing statement under the Laws of any jurisdiction.

           "Notice Date" shall have the meaning ascribed to such term in
 Section 2 herein.

           "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which Grantee may propose to exercise the Option, the Total Profit determined as of the date of the Exercise Notice assuming that the Option were exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Option and held by Grantee as of such date, were sold for cash at the closing market price per Share as of the close of business on the preceding trading day (less customary brokerage commissions).

           "Option" shall have the meaning ascribed to such term in Section 2 herein.

           "Option Shares" shall have the meaning ascribed to such term in
 Section 2 herein.

           "Option Term" shall have the meaning ascribed to such term in
 Section 2 herein.

           "Order" shall mean any judgment, order or decree of any Governmental Entity.

           "Profit Cap" shall mean $210 million.

           "Put Consideration" shall have the meaning ascribed to such term in Section 5 herein.

           "Put Date" shall have the meaning ascribed to such term in
 Section 5 herein.

           "Put Period" shall have the meaning ascribed to such term in
 Section 5 herein.

           "Put Right" shall have the meaning ascribed to such term in
 Section 5 herein.

           "Registration Expenses" shall mean the expenses associated with the preparation and filing of any registration statement pursuant to
 Section 6 herein and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.), but excluding underwriting discounts or commissions or brokers' fees in respect to shares to be sold by Grantee and the fees and disbursements of Grantee's counsel.

           "Registration Period" shall mean the period of two years following the first exercise of the Option by Grantee.

           "Regulation" shall mean any rule or regulation of any Governmental Entity having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the NYSE.

           "Total Profit" shall mean (i) the aggregate amount (before income taxes) of (A) any excess of (x) the net cash amounts plus the fair market value of any other consideration (net of expenses incurred) received by Grantee pursuant to a sale of the Option Shares (or securities into which such shares are converted or exchanged) over (y) Grantee's aggregate purchase price for such Option Shares (or other securities) plus (B) any amounts received by Grantee from the Company or concurrently being paid to Grantee pursuant to Section 9.3 of the Merger Agreement minus (ii) the amounts of any cash previously paid by Grantee to the Company pursuant to
 Section 7 of this Agreement plus the value of the Option Shares (or other securities) previously delivered to the Company pursuant to Section 7 of this Agreement plus (iii) any amounts paid to Grantee pursuant to an exercise of Grantee's rights under Section 5.

           "Unexercised Option Shares" shall mean, from and after the Exercise Date until the expiration of the Option Term, those Option Shares as to which the Option remains unexercised from time to time.